Exhibit 10.2
EXECUTION COPY
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of June 15, 2007 (the “Effective Date”), is entered into by and among Sprint Nextel Corporation, a Kansas corporation (the “Buyer”), each of the stockholders of the Company (as defined below) set forth on the signature page(s) hereto (collectively, the “Stockholders”) and Billy J. Parrott, an individual resident of the State of New York, as the representative of each Stockholder hereunder (the “Stockholders Representative”). The Buyer, the Stockholders and the Stockholders Representative may be referred to herein collectively as the “Parties” or individually as a “Party.”
Background
     A. The Stockholders are the registered and beneficial owners of all of the issued and outstanding shares (the “Shares”) of common stock, no par value, of Atlanta MDS Co., Inc., a Georgia corporation (the “Company”).
     B. The Company is the licensee of the Federal Communications Commission (“FCC”) license or licenses for the operation of the Broadband Radio Service channels identified on Schedule A (each, a “License” and, if more than one, collectively, the “Licenses”).
     C. The Stockholders desire to sell to the Buyer, and the Buyer desires to purchase from the Stockholders, all of the Shares, free and clear of any and all Liens, and otherwise on the terms and subject to the conditions set forth in this Agreement.
Agreement
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:
ARTICLE I: DEFINED TERMS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or other ownership interests, by contract or otherwise.
     “Agreement” means this Stock Purchase Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Indemnified Parties” has the meaning set forth in Section 7.2 below.
     “Claim” means any claim or demand asserted by any Person (including any Party) against a Party in respect of which payment may be sought from another Party under Article VII below.
Atlanta MDS Co., Inc.

     “Claim Notice” has the meaning set forth in Section 7.4(a) below.
     “Closing” has the meaning set forth in Section 3.1 below.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in Recital A.
     “Consents” means all consents and approvals of Governmental Authorities or other Persons (other than a Party) necessary to authorize, approve or permit the Parties hereto to consummate the Transactions.
     “Contracts” means all contracts, agreements (including, without limitation, employment and non-competition agreements), leases (including for real or personal property or for any spectrum under any License), commitments, instruments, guarantees, bids, orders and proposals and all oral agreements.
     “Damages” means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses and reasonable attorneys’ fees and costs, of every kind and description, contingent or otherwise.
     “Effective Date” has the meaning set forth in the preamble.
     “Employee Plan” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (c) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company (or any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which the Company (or the Controlled Group) has made or is required to make payments, transfers, or contributions.
     “Expiration Date” has the meaning set forth in Section 7.1 below.
     “FCC” has the meaning set forth in Recital B.
     “FCC Consent” has the meaning set forth in the definition of “Final Order” below.
     “Final Order” means that forty-five (45) days will have elapsed from the date of the FCC’s issuance of Public Notice of consent (“FCC Consent”) without any filing of any adverse request, petition or appeal by any third Person or by the FCC on its own motion with respect to the application for the FCC’s Consent to the sale and transfer of the Shares to the Buyer, or any resubmission of any application, or, if challenged, the FCC Consent will have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review will have expired without the filing of any action, petition or request for further review.
Atlanta MDS Co., Inc.

     “Fundamental Representations” has the meaning set forth in Section 7.1 below.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “General Enforceability Exceptions” has the meaning set forth in Section 4.1(a) below.
     “Governmental Authority” means a Federal, state or local court, legislature, governmental agency (including the FCC), commission or regulatory or administrative authority or instrumentality.
     “Holdback Amount” means $1,400,000.
     “Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) cash, book or bank account overdrafts and (C) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, any of the Stockholders.
     “Indemnity Cap” has the meaning set forth in Section 7.6(b) below.
     “Indemnity Deductible” has the meaning set forth in Section 7.6(a) below.
     “Information” has the meaning set forth in Section 5.5 below.
     “Law” means any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.
     “Letter of Intent” means that certain “Letter of Intent for Proposed Transactions” dated April 2, 2007, among Nextel Spectrum Acquisition Corp., the Company, each Stockholder and certain other parties.
     “License” or “Licenses” has the meaning set forth in Recital B.
     “Lien” has the meaning set forth in Section 2.1 below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Parties” or “Party” has the meaning set forth in the preamble.
Atlanta MDS Co., Inc.

     “Permitted Encumbrances” means (a) statutory Liens for current Taxes (other than income Taxes) not yet delinquent, (b) zoning, entitlement and other land use and environmental regulations by any Governmental Authority and (c) the valid title of a lessor under any operating lease.
     “Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association, other entity, or individual, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person (by merger or otherwise) as the context may require.
     “Post-Closing Straddle Period” has the meaning set forth in Section 5.6(a)(ii) below.
     “Post-Closing Tax Period” means any Tax period beginning after the date of the Closing.
     “Pre-Closing Straddle Period” has the meaning set forth in Section 5.6(a)(ii) below.
     “Pre-Closing Tax Period” means any Tax period ending on or before the date of the Closing.
     “Purchase Price” has the meaning set forth in Section 2.2 below.
     “Related Transactions” means all of the transactions contemplated by, and among the various parties to, the Letter of Intent, whether styled as a purchase and sale of shares of stock, the purchase and sale of assets or the lease of assets.
     “Representatives” has the meaning set forth in Section 5.4 below.
     “Respective Portion” means a fraction, the numerator of which is the number of Shares owned by a given Stockholder as set forth in Schedule 4.1(b), and the denominator of which is the total number of outstanding Shares as set forth in Schedule 4.2(b).
     “Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any amendment or supplement thereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals, brokers or other Persons (including any Stockholder or any Affiliate of the Company or any Stockholder) incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses and brokerage fees, (b) bonuses payable to employees, agents, consultants or any other Person (including any Stockholder or any Affiliate of the Company or any Stockholder) as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing Date and (c) severance obligations owed by the Company to employees, agents, consultants or any other Person (including any Stockholder or any Affiliate of the Company or any Stockholder) triggered prior to or as a result of the Transactions. The certificate referenced in Section 3.2(f) below will set forth the entire amount of the Selling Expenses (indicating the amount and the Person to whom such Selling Expense is owed).
     “Shares” has the meaning set forth in Recital A.
     “Stockholders” has the meaning set forth in the preamble.
Atlanta MDS Co., Inc.

     “Stockholders Representative” has the meaning set forth in the preamble.
     “Straddle Period” has the meaning set forth in Section 5.6(a)(ii) below.
     “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Matter” has the meaning set forth in Section 5.6(e) below.
     “Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
     “Transaction Documents” means this Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any Party to this Agreement in connection with the consummation of the Transactions, in each case only as applicable to the relevant Party or Parties to such Transaction Document, as indicated by the context in which such term is used.
     “Transactions” means the transactions contemplated by this Agreement (not including the Related Transactions).
     “Transfer Taxes” has the meaning set forth in Section 5.6(c) below.
     Section 1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     (a) Any reference in this Agreement to $ shall mean U.S. dollars.
     (b) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. The Schedules to this Agreement are arranged to correspond to the various Sections and subsections of this Agreement. All matters disclosed in any Schedule shall be deemed to be disclosed in each other Schedule to the extent that the effect of such disclosure in such other Schedules is readily apparent. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material. No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Atlanta MDS Co., Inc.

     (c) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
ARTICLE II: PURCHASE AND SALE
     Section 2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Stockholders, and the Stockholders shall sell, transfer, assign, convey and deliver to the Buyer, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, “Liens”).
     Section 2.2 Purchase Price. In consideration of the sale and transfer of the Shares, at the Closing, the Buyer shall pay or cause to be paid to the Stockholders, in accordance with their Respective Portions, an aggregate purchase price equal to Nine Million Three Hundred Fifty-One Thousand One Hundred Eighty-Six Dollars ($9,351,186), minus (a) any and all Selling Expenses and (b) the Holdback Amount (the foregoing computation being referred to in this Agreement as the “Purchase Price”), via wire transfer of immediately available funds to the respective accounts designated by the Stockholders. Subject to the terms of Article VII and Section 5.6 below, on the eighteen (18) month anniversary of the Closing, the Buyer shall pay or cause to be paid to each Stockholder its Respective Portion of the Holdback Amount, less the amount required to satisfy any then-unresolved Claim(s) made by the Buyer Indemnified Parties in accordance with the terms of Article VII or Section 5.6 below, via wire transfer of immediately available funds to the respective accounts designated by the Stockholders. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction with respect to any such Claim(s) and the expiration of the time in which to appeal therefrom, or a settlement of any such Claim(s) shall have been consummated, the Buyer shall be entitled to retain from the remaining Holdback Amount the amount of Damages so awarded or agreed-upon, and shall thereafter pay or cause to be paid to each Stockholder its Respective Portion of any remaining portions of the Holdback Amount (less the amount required to satisfy any other Claim(s) that have not then been finally determined or settled), via wire transfer of immediately available funds to the respective accounts designated by the Stockholders. Simple interest shall accrue on the Holdback Amount, as the same may be reduced from time to time, at the rate of 5.50% per annum. Upon the payment of all or any portion of the Holdback Amount to any Stockholder, the Buyer shall pay or cause to be paid to such Stockholder all accrued but unpaid interest on the portion of the Holdback Amount received by such Stockholder. Notwithstanding the foregoing, as a condition to receiving any payment under this Agreement, each Stockholder agrees to complete and execute the Buyer’s standard “Payee Setup Form” (a blank form of which has been provided to each Stockholder prior to the Effective Date) at least ten (10) business days prior to the date for such payment.
ARTICLE III: CLOSING, CLOSING DELIVERIES AND CLOSING CONDITIONS
     Section 3.1 Closing. The consummation (the “Closing”) of the Transactions will occur on an agreed date and at an agreed place within ten (10) days after the satisfaction or waiver of all of the conditions to the Closing set forth in Section 3.4 below. The Closing shall be effective for all purposes as of 11:59 p.m. on the date of the Closing. The Closing may be held without there being an actual meeting of the Parties, with closing items to be conveyed by mail or express courier service or by fax or email. In such event, fax or email signatures shall be deemed and accepted as original signatures. Notwithstanding the foregoing, the Stockholders shall be required to deliver original documents pursuant to Section 3.2(b) below.
Atlanta MDS Co., Inc.

     Section 3.2 Closing Deliveries of the Stockholders. At the Closing, the Stockholders shall deliver to the Buyer:
     (a) a receipt or receipts, executed by the Stockholders, evidencing receipt of the Purchase Price payable to them in accordance with Section 2.2 above;
     (b) (i) stock certificates representing all of the Shares, with duly executed stock powers attached in proper form for transfer to the Buyer and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;
     (c) a long-form good standing certificate (or its equivalent) issued by the appropriate Governmental Authority in the Company’s jurisdiction of incorporation and in each state in which the Company is qualified to do business as a foreign corporation, each dated within ten (10) days of the Closing;
     (d) copies of the Certificate of Incorporation (or equivalent document) of the Company, certified by the secretary of state of its jurisdiction of incorporation, and copies of the Bylaws (or equivalent document) of the Company, certified by an officer of the Company;
     (e) the original corporate record books and stock record books of the Company, and all books and records (including data stored on discs, tapes or other media) related to the Company’s business, including, to the extent available, all current and historical financial, accounting and Tax records);
     (f) a certificate of an officer of the Company, dated as of the date of Closing, certifying in sufficient detail reasonably acceptable to the Buyer the aggregate amount of Selling Expenses (if any) as of the Closing;
     (g) a certificate or certificates of each Stockholder, dated as of the date of Closing, certifying: (i) that the representations and warranties of such Stockholder set forth in this Agreement and each other Transaction Document that are qualified by “materiality” are true and correct in all respects, and those representations and warranties not so qualified are true and correct in all material respects, in each case, as of the Closing as if made on and as of the Closing (except for the representation and warranty set forth in Section 4.2(h)(ii) below, which shall have been true and correct on and as of the Effective Date); (ii) that such Stockholder has performed and complied in all material respects with all of its agreements and covenants set forth in this Agreement and the other Transaction Documents to be performed or complied with by it on or before the Closing; and (iii) either (A) that no Return of the Company for any Pre-Closing Tax Period is the subject of any audit by any Taxing Authority as of the date of Closing, or (B) that one or more Returns of the Company for a Pre-Closing Tax Period is the subject of such an audit (which certificate shall include a reasonably detailed description thereof) and that the Stockholders agree to indemnify the Buyer and its Affiliates from and against any and all Taxes imposed on the Company as a result of such audit in accordance with Section 5.6 below;
     (h) appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by the Buyer to evidence the release of any and all Liens (other than Permitted Encumbrances) on any of the assets or properties of the Company;
     (i) written resignations of each director and officer of the Company listed on Schedule 4.2(i);
Atlanta MDS Co., Inc.

     (j) releases, each in the form of Exhibit A hereto, duly executed by each Stockholder;
     (k) a release, in the form of Exhibit B hereto, duly executed by the Company and each of its officers and directors; and
     (l) such other documents and instruments as the Buyer may reasonably request to consummate the Transactions.
     Section 3.3 Closing Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Stockholders the Purchase Price in accordance with Section 2.2 above, and such other documents and instruments as the Stockholders Representative may reasonably request to consummate the Transactions.
     Section 3.4 Closing Conditions.
     (a) Conditions to the Obligations of all Parties. Each Party’s obligation to consummate the Transactions is subject to the satisfaction or waiver, on or prior to the Closing, of each of the following conditions, as applicable to the Party specified:
     (i) The FCC shall have approved the Transactions by Final Order, without any conditions adverse to the Buyer or any of its Affiliates (including, after the Closing, the Company);
     (ii) All other Consents required to be made or obtained prior to the Closing by any Party or any of their respective Affiliates with any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained;
     (iii) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of any Party to consummate the Transactions; and
     (iv) All conditions to the obligations of the parties to the Related Transactions to consummate the Related Transactions (A) with respect to the sale of all of the issued and outstanding shares of capital stock of the Stock Companies (as such term is defined in the Letter of Intent), including the Company, and (B) with respect to at least 75% of the aggregate estimated MHz POPs covered by such Related Transactions, determined by reference to Schedules B and C-1 of the Letter of Intent, shall have been satisfied or waived pursuant to definitive agreements entered into in accordance with the Letter of Intent, and all such Related Transactions contemplated by this Section 3.4(a)(iv) shall be consummated on a substantially concurrent basis.
     (b) Conditions to the Obligations of the Stockholders. The Stockholders’ obligation to consummate the Transactions is subject to the satisfaction (or waiver by the Stockholders Representative), on or prior to the Closing, of the condition that the Buyer shall have delivered to the Stockholders the Purchase Price in accordance with Section 2.2 above and any other documents required by Section 3.3 above.
     (c) Conditions to the Obligations of the Buyer. The Buyer’s obligation to consummate the Transactions is subject to the satisfaction (or waiver by the Buyer), on or prior to
Atlanta MDS Co., Inc.

the Closing, of the condition that the Stockholders shall have delivered all of the certificates, documents, instruments and other items required by Section 3.2 above.
ARTICLE IV: REPRESENTATIONS AND WARRANTIES
     Section 4.1 Individual Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly and only with respect to itself, hereby represents and warrants to the Buyer as follows:
     (a) Standing, Authorization and Enforceability. If such Stockholder is not an individual, it is a corporation validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement and each other Transaction Document and to perform the obligations to be performed by it hereunder and thereunder. If the Stockholder is an individual, such individual is legally competent to execute, deliver and perform its obligations under, this Agreement and each Transaction Document. If the Stockholder is not an individual, its execution and delivery of this Agreement and each other Transaction Document, and the performance by such Stockholder of its obligations hereunder and thereunder, have been duly authorized by all necessary actions on the part of such Stockholder. This Agreement and each other Transaction Document have been duly executed and delivered by such Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). Such Stockholder has not entered into any other agreement whereby its Shares will be sold, assigned or otherwise transferred to any other Person.
     (b) Ownership. Such Stockholder is the beneficial and record owner of the number of Shares set forth opposite its name on Schedule 4.1(b). Such Stockholder has the absolute right to transfer such Shares to the Buyer, subject only to receipt of the FCC Consent. Upon the purchase of such Shares as contemplated by this Agreement, the Buyer will obtain good and valid title to such Shares free and clear of all Liens.
     (c) No Conflicts or Consents. Neither the execution, delivery and performance by such Stockholder of this Agreement or any other Transaction Document, nor the consummation of the Transactions by such Stockholder, will: (i) conflict with or result in a breach or violation of any provision of its organizational documents, as applicable; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by such Stockholder or any of its Affiliates under, or give rise to any right of termination, modification, cancellation, prepayment or acceleration under, any note, bond, mortgage, indenture, lease, agreement, or other instrument to which such Stockholder is party or by which it is bound, or create any Lien on the Shares or any assets or properties of the Company; (iii) require any Consent, other than the FCC Consent; or (iv) violate any Law, judgment, order or decree by which such Stockholder is bound.
     (d) Broker. Neither such Stockholder nor any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage or finder fees or commissions in connection with the Transactions.
     Section 4.2 Collective Representations and Warranties of the Stockholders. Each Stockholder, jointly and severally, represents to the Buyer as follows:
Atlanta MDS Co., Inc.

     (a) Good Standing; Power. The Company (i) is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such authorization, qualification or licensure is required, except for the purposes of clause (ii) above, where the failure to be so authorized, qualified or licensed could not reasonably be expected to have a material adverse effect on the Company, its business or assets. The Company has the corporate power and authority to (A) own or lease and to operate its properties and assets (including the Licenses) as and where currently owned, operated and leased and (B) carry on its business as currently conducted.
     (b) Capitalization of the Company. The authorized capital stock of the Company consists of 150,000 Shares, of which 124,000 Shares are issued and outstanding and all of which have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. There are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 4.2(b) sets forth a true and complete statement of the capitalization of the Company. The Company has no Subsidiaries and no investments in any other Person.
     (c) FCC Licenses.
     (i) A true and complete copy of each License and any and all authorizations with respect thereto are attached to Schedule A. The Company is the lawful, beneficial and exclusive owner of each License, free and clear of any and all Liens.
     (ii) Each License is valid and in good standing with the FCC and the Company and any associated communications facilities operated by the Company have been and are in material compliance with all applicable Laws. To the knowledge of the Stockholders, there is no condition imposed on any License by the FCC, except those that are either set forth on the face of any License or are contained in applicable Law.
     (iii) The Company is in material compliance with all applicable Laws with respect to each License. Since acquisition by the Company of each License, the Company has complied in all material respects with all Laws applicable to each License and with all of the terms and conditions of each License. All material documents required to be filed at any time by the Company with the FCC with respect to each License have been timely filed or the time period for such filing has not lapsed. All such documents filed since the date each License was acquired by the Company are correct in all material respects. All amounts owed to the FCC in connection with each License since the date that it was acquired by the Company have been timely paid.
     (iv) Except for any such matter affecting the wireless industry or wireless licensees generally, there is not pending or, to the knowledge of the Stockholders, threatened against the Company with respect to any License any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, that (A) questions or contests the validity of, or seeks the revocation, termination, cancellation, forfeiture, non-renewal or suspension of, any License, (B) seeks the imposition of any Lien, modification or amendment with respect to
Atlanta MDS Co., Inc.

any License or the spectrum operated thereunder, (C) would adversely affect the ability of the Stockholders to consummate the Transactions in accordance with this Agreement, or (D) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any License. Except for any such matter affecting the wireless industry or wireless licensees generally, to the knowledge of the Stockholders, there are no facts or circumstances existing that would give rise to any such application, action, petition, objection or other pleading or proceeding with the FCC or any other Governmental Authority. There is no unsatisfied adverse FCC order or ruling outstanding against the Company with respect to any License.
     (v) Neither any License nor the spectrum licensed thereunder is subject to any agreement in which the Company or any Stockholder has accepted to receive interference, or are subject to or operating under (A) any agreement encumbering the License or such spectrum, (B) any agreement providing for the present or future lease, use, reservation, modification, restriction or dedication or any encumbrance of the License or the spectrum associated therewith, including any spectrum lease or capacity agreement, any right of first refusal or option to purchase, or (C) any FCC waiver of otherwise applicable Laws, except, in the case of clauses (A), (B) and (C) above, for any such agreements or rights solely with or in favor of the Buyer or any of its Affiliates.
     (vi) Each License was initially constructed in material compliance with FCC requirements and remains in material compliance with rules pertaining to construction and operation.
     (vii) The representations and warranties set forth in this Section 4.2(c) are qualified to the extent of: (A) actions taken by the Buyer or any of its Affiliates with respect to any License or any Contract entered into by the Buyer or any of its Affiliates with regard to any License; or (B) any violation of Law by the Buyer or any of its Affiliates.
     (d) Contracts. Schedule 4.2(d) sets forth all of the Contracts to which the Company is a party or by which any of the assets (including the Licenses) of the Company are bound. The Company has provided to the Buyer true and complete copies of each such Contract, as amended to date. Each Contract set forth on Schedule 4.2(d) (or required to be set forth on such Schedule) is a valid, binding and enforceable obligation of the Company enforceable in accordance with its terms, subject to the General Enforceability Exceptions. With respect to the Contracts set forth on Schedule 4.2(d) (or required to be set forth on such Schedule): (i) neither the Company nor, to the knowledge of the Stockholders, any other party thereto is in material default under or in violation of any Contract; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation by the Company and, to the knowledge of the Stockholders, there is no such default or violation by the other party to any Contract; and (iii) the Company has not released any of its material rights under any Contract.
     (e) Assets. Schedule 4.2(e) sets forth a true and complete list, by category, of all material equipment, machinery and other tangible and intangible personal property (other than any License) that is owned, leased or licensed by the Company. The Company is the lawful, beneficial and exclusive owner, lessee or licensee of such assets, free and clear of any and all Liens (other than Permitted Encumbrances). The Company is the only Person through which the Company’s business is conducted. The tangible assets owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets).
Atlanta MDS Co., Inc.

     (f) Undisclosed Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing, except (i) liabilities for trade payables and Taxes incurred in the Ordinary Course of Business since the date of the most-recently filed Return with respect thereto and (ii) liabilities disclosed on Schedule 4.2(f), none of the foregoing of which relates to (A) breach of Contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of Law or (F) any environmental liability.
     (g) Litigation. There is no legal proceeding now in progress or pending or, to the knowledge of the Stockholders, threatened against the Company. The Company is not subject to any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic or foreign Governmental Authority. The Company is now, and has been within the past five (5) years, in material compliance with all Laws.
     (h) Taxes. Except as set forth on Schedule 4.2(h):
     (i) All Returns required to be filed by or on behalf of the Company have been filed when due (taking into account any valid extensions) in accordance with all applicable Laws. All such Returns (A) are correct and complete in all material respects and (B) were prepared in accordance with all applicable Laws. The Company is not currently a beneficiary of any extension of time within which to file any Return.
     (ii) As of the Effective Date, no Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.
     (iii) The Company does not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Period, except for Tax liabilities incurred in the Ordinary Course of Business since the most-recently filed Return with respect thereto. The Company does not have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.
     (iv) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company is not a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
     (v) All Taxes due and payable by the Company (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.
     (vi) The Company has not granted any extension or waiver of the statute of limitations period applicable to any Return or Tax, which period (after giving effect to such extension or waiver) has not yet expired.
Atlanta MDS Co., Inc.

     (vii) There is no claim or proceeding now pending or, to the knowledge of the Stockholders, threatened against or with respect to the Company in respect of any Tax or assessment.
     (viii) There are no Liens for Taxes upon the assets or properties of the Company, except for Taxes not yet due and payable.
     (ix) Schedule 4.2(h)(ix) contains a list of all jurisdictions (whether foreign or domestic) where the Company files Returns for income, sales, use or similar Taxes or where any such Tax is properly payable by the Company. Neither the Company nor any of the Stockholders has received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.
     (x) Neither the Company nor any Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code. The Stockholders are not foreign persons within the meaning of Section 1445 of the Code.
     (xi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law), (C) installment sale or open transaction disposition made on or before the Closing or (D) prepaid amount received on or before the Closing.
     (xii) No closing agreement, private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into with any Taxing Authority by or with respect to the Company with respect to any Taxes.
     (xiii) The Company has not entered into, or otherwise participated (directly or indirectly) in any “reportable transaction” with the meaning of Treasury Regulations Section 1.6011-4(b), nor has the Company received a written opinion from a Tax advisor that was intended to provide protection against a Tax penalty.
     (xiv) The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
     (i) No Business Operations. Except for (i) acting as the licensee under each License, (ii) the matters specifically reflected in any Schedule to this Agreement, and (iii) the additional matters specifically described in Schedule 4.2(i), the Company has conducted no business or operations since its incorporation. Without limiting the generality of the foregoing, except as set forth in Schedule 4.2(i), the Company: (A) has never owned or had any interest in any real property and does not currently own or have any interest in any material equipment, machinery or tangible or intangible personal property; (B) does not currently have any outstanding Indebtedness; (C) is not a party to or bound by any Contract; (D) does not currently have, and has never had, any employees; (E) is not currently the sponsor of or bound by, and has never been a sponsor of or bound by, any Employee Plan; (F) does not maintain any insurance policies for itself or any of its officers or directors; (G) does not maintain any bank accounts or safe deposit boxes with any financial institution; and (H) does not have any customers or material
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suppliers. In addition to any matters described above, Schedule 4.2(i) contains a list of the Company’s current officers and directors.
     (j) Broker. The Company has not employed any broker or finder or incurred any liability for any brokerage or finding fees or commissions in connection with the Transactions.
     Section 4.3 Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to each Stockholder as follows:
     (a) Standing, Authorization and Enforceability. The Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement and each other Transaction Document and to perform the obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary actions on the part of the Buyer. This Agreement and each other Transaction Document have been duly executed and delivered by the Buyer, and is a legal, valid and binding obligation of the Buyer, enforceable against it, in accordance with its terms, subject to the General Enforceability Exceptions.
     (b) No Conflicts or Consents. Neither the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Document, nor the consummation of the Transactions by the Buyer, will: (i) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by the Buyer under any of the organizational documents of the Buyer, or any note, bond, mortgage, indenture, lease, agreement, or other instrument to which the Buyer is party or by which it is bound; (ii) require any Consent, other than the FCC Consent; or (iii) violate any Law, judgment, order or decree by which the Buyer is bound.
     (c) Investment Representations. The Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Buyer understands that the Transactions have not been, and will not be, the subject of a registration statement filed under the Securities Act, or qualified under applicable state securities Laws by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of such Laws. The Buyer understands that the Shares may not be resold unless such resale is registered under the Securities Act and qualified under applicable state securities Laws or an exemption from such registration or qualification is available.
     (d) Financial Ability. The Buyer is financially able to consummate the Transactions and to pay all of its expenses in connection herewith, including payment of the Purchase Price at the Closing.
     (e) No Projections. The Buyer understands that the Stockholders are not making any representations, warranties or projections about sales, profitability or other operating results of the Company that may be achieved after the Closing.
     (f) Broker. Neither the Buyer nor any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage or finding fees or commissions in connection with the Transactions.
Atlanta MDS Co., Inc.

ARTICLE V: COVENANTS AND OTHER AGREEMENTS
     Section 5.1 Conduct of the Company Pending the Closing. From the Effective Date through the Closing, each Stockholder shall, or shall cause the Company to: (a) operate the Company’s business and conduct its affairs only in the Ordinary Course of Business, and in accordance with all applicable Laws; (b) provide the Buyer, its representatives and advisors, during normal business hours, reasonable access to and the right to inspect the books, records, and other documents related to the Company and its business; (c) take all necessary actions to maintain the continued validity and good standing of each License and such Stockholder’s ability to consummate the Transactions; and (d) promptly notify the Buyer if such Stockholder is in default of this Agreement or if it obtains knowledge that any of its representations and warranties are untrue or incorrect. In addition, from the Effective Date through the Closing, the Stockholders shall cause the Company not to: (i) sell, transfer, assign, lease or dispose of any of the Licenses or any interests therein or, other than in the Ordinary Course of Business, any of its other assets or any interests therein; (ii) create, incur or suffer to exist any Lien (other than Permitted Encumbrances) or other liability on any of its assets or any interests therein (other than in the Ordinary Course of Business, and provided that all such Liens (other than Permitted Encumbrances) are removed on or before the Closing); (iii) seek to modify or allow modification of any of the parameters under any License; or (iv) incur any Selling Expenses that are not paid on or prior to the Closing Date. Nothing in this Section 5.1 shall be deemed to prohibit the Company from paying Selling Expenses or paying compensation, dividends or other distributions to the Stockholders prior to the Closing. In the event that (A) on the Closing Date, the Company has any unexpended funds in its bank account listed on Schedule 4.2(i) (net of the amount required to pay any uncollected checks issued by the Company on or prior to the Closing Date) or (B) after the Closing Date, the Company receives any Tax refunds or credits (including overpayments of estimated Taxes) attributable to any Pre-Closing Tax Period, the aggregate amount of such cash, refunds and credits shall, at the option of the Stockholders, be used to (1) increase the amount of the Indemnity Deductible, or (2) offset any liability of the Stockholders for indemnification pursuant to Section 5.6 above.
     Section 5.2 Consummation of Transactions. From and after the Effective Date through the Closing, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions as soon as reasonably practicable. Each Party shall use its commercially reasonable efforts to prevent or promptly remedy any breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
     Section 5.3 Consents and Notices. The Parties shall use commercially reasonable efforts and shall cooperate to prepare and promptly file with Governmental Authorities and other Persons all applications, notices, petitions and other documentation necessary to obtain required Consents; provided that, without limiting the force or effect of the foregoing, (a) the Stockholders agree to cause the Company to complete and submit the licensee portion of the application seeking FCC Consent and (b) the Stockholders agree to complete and return the Buyer’s standard “Seller Information Form” (a blank form of which has been provided to the Stockholders prior to the Effective Date) as soon as practicable, and in any event within ten (10) business days, after the Effective Date, and the Buyer agrees to submit all requisite applications to the FCC to seek the FCC Consent as soon as practicable, and in any event within ten (10) business days, after the Buyer receives from the Stockholders the items referenced in clauses (a) and (b) above. The Parties agree to cooperate to consolidate and file all applications, notices and petitions to be filed with any Governmental Authority in as few applications as reasonably possible. Each Party shall furnish to the other Party all information concerning such Party and its Affiliates reasonably required for inclusion in any application to be made in connection with the Transactions or to determine compliance with applicable Law. The Stockholders and the Buyer will supply to each other copies of all material correspondence, filings and communications, including file memoranda evidencing telephonic
Atlanta MDS Co., Inc.

conferences, by such Party or its Affiliates with any Governmental Authorities, with respect to the Transactions. From the Effective Date through the Closing, each Stockholder shall use its commercially reasonable efforts to obtain any Consents required for the transfer of the Shares to the Buyer. The Buyer shall pay in a timely manner all FCC filing fees resulting from or payable in connection with the assignment and transfer of the Shares to the Buyer pursuant to this Agreement. The Buyer and the Stockholders will provide proper notice to the FCC of the occurrence of the Closing within a reasonable time following the Closing (and in any event within the time period set forth in the applicable FCC rules and regulations).
     Section 5.4 No Shopping. From the Effective Date until this Agreement is terminated in accordance with Article VI below, the Stockholders will not, and will cause the Company not to, directly or indirectly, through its equity-holders, officers, directors, employees, agents or representatives (collectively, “Representatives”) or otherwise, (a) initiate, encourage the initiation by any third Person of, or substantively respond to solicitations from any third Person for, discussions or negotiations relating to any sale or other disposition of any of the Shares, any assets of the Company or any interest in any of the foregoing (regardless of the form of transaction), or (b) enter into any agreement or commitment (whether or not binding) with respect to any such sale or disposition. The Stockholders agree to immediately notify the Buyer if any third Person attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing.
     Section 5.5 Confidentiality. The terms of this Agreement and any information about the Stockholders, the Buyer or the business of the Company (collectively, the “Information”) will be kept strictly confidential by the Parties and their respective Representatives from the Effective Date and continuing for a period of five (5) years from the Closing or termination of this Agreement in accordance with Article VI below; provided that, the Buyer’s confidentiality obligations hereunder will not survive the Closing with respect to the Company or its business. Each Party may make disclosures (a) to the extent required by Law or any Governmental Authority of competent jurisdiction, and (b) to their Representatives (including counsel and accountants) as required to perform their obligations under this Agreement; provided that the Parties will cause all their respective Representatives (including counsel and accountants) to honor this Section 5.5. Each Party may disclose Information to any third Persons that are subject to the terms of a confidentiality agreement prohibiting the further dissemination of such Information beyond that which would otherwise be permitted if such third Persons were a party to this Section 5.5. The term “Information” does not include information that: (i) has been or becomes generally available to the public or is now, or in the future, in the public domain without a breach of this Agreement or a breach of any similar agreement known to exist by the receiving Party; (ii) prior to disclosure under or pursuant to this Agreement, is property within the legitimate possession of the receiving Party which can be verified by independent evidence; (iii) subsequent to disclosure under or pursuant to this Agreement, is received from a third Person having rights therein without restriction of such third Person’s or the receiving Party’s rights to disseminate the information that are known by the receiving Party; (iv) is independently developed by the receiving Party through Persons who have not had, either directly or indirectly, access to or knowledge of such Information which can be verified by independent evidence; or (v) is disclosed in connection with an action or proceeding by a Party to enforce this Agreement or any of the other Transaction Documents.
     Section 5.6 Tax Matters.
     (a) Tax Indemnity.
     (i) The Stockholders shall jointly and severally indemnify and hold harmless each of the Company, the Buyer and each Affiliate of the Buyer from and against: (A) all Taxes (or the nonpayment thereof) of the Company for any Pre-Closing
Atlanta MDS Co., Inc.

Tax Period and, to the extent applicable, any Pre-Closing Straddle Period (other than Taxes attributable to any Code Section 338 election made with respect to the acquisition of the Company by the Buyer or any transactions outside the Ordinary Course of Business following the Closing); (B) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing; (C) any Tax incurred or suffered by the Company, the Buyer or any of their Affiliates arising out of a breach by the Stockholders of any representation or warranty in Section 4.2(h) above, or any covenant or agreement contained in this Section 5.6; and (D) all Damages arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (A), (B) and (C) above. Notwithstanding anything in this Agreement to the contrary, all matters relating to Taxes shall be governed by this Section 5.6 and no provision of Article VII will limit, modify or offset the rights or obligations of the Parties hereunder, except that any indemnification obligations of the Stockholders under this Section 5.6 shall first be satisfied from the Holdback Amount and, thereafter, the Stockholders will be jointly and severally liable for the indemnification obligations set forth in this Section 5.6.
     (ii) To the extent applicable to any particular type of Tax imposed on the Company, the portion of such Tax attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing through the Closing (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.6(a)(ii). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (A) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (B) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other, the portion of such Tax related to the Pre-Closing Straddle Period shall be deemed to be (1) if the amount of such Tax for the Straddle Period is measured by net worth or other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period or (2) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.
     (iii) Any amount paid pursuant to this Section 5.6(a) shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.
Atlanta MDS Co., Inc.

     (iv) After giving effect to the last sentence of Section 5.6(a)(i) above, any indemnity payment to be made pursuant to this Section 5.6(a) shall be paid no later than the last to occur of: (A) ten (10) days after the Buyer makes written demand upon the Stockholders Representative therefor; (B) to the extent such Taxes are not already delinquent, five (5) days before the due date for payment of such Taxes; and (C) to the extent any contested Taxes are not required to be paid prior to the resolution of any Tax Matter in accordance with Section 5.6(e) below, upon the resolution of any such Tax Matter.
     (v) The indemnification provisions in this Section 5.6(a) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations (as it may be extended under applicable Law). The Buyer shall not extend the statute of limitations for any period for which the Stockholders could be liable for indemnification under this Section 5.6 without the prior written consent of the Stockholders Representative, which consent shall not be unreasonably withheld or delayed.
     (b) Returns.
     (i) The Stockholders shall prepare and timely file, or cause to be prepared and timely filed, (A) all Returns of the Company relating to Taxes based upon the income of the Company that are due with respect to any Pre-Closing Tax Period, regardless of the due date of such Returns, and (B) all other Returns of the Company that are due with respect to any Pre-Closing Tax Period to the extent the due date for such Returns is on or prior to the Closing Date. All such Returns will be prepared in a manner that is consistent with past practices, except as otherwise required by Law. With respect to any Return described in this Section 5.6(b)(i) with a due date after the Closing Date, the Stockholders shall submit a copy of such Return to the Buyer at least thirty (30) days before it is due and shall incorporate all reasonable comments to such Return made by the Buyer. The Company shall pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Returns subject to payment by the Stockholders pursuant to Section 5.6(a) above for any Taxes not paid by the Company prior to the Closing.
     (ii) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any Post-Closing Tax Period. The Buyer shall pay or cause to be paid all Taxes imposed on the Company for any Post-Closing Tax Period.
     (iii) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, (A) all Returns of the Company that are due with respect to any Pre-Closing Tax Period, other than those Returns based upon the income of the Company, to the extent the due date for such Returns is after the Closing Date, and (B) all Returns of the Company that are due with respect to a Straddle Period. The Buyer shall submit a copy of any such Return to the Stockholders Representative at least thirty (30) days before it is due and shall incorporate all reasonable comments to such Return made by the Stockholders Representative. The Buyer shall pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Returns subject to payment by the Stockholders pursuant to Section 5.6(a) above.
Atlanta MDS Co., Inc.

     (iv) The Buyer shall not, and shall not permit the Company, to amend any Return of the Company covering any Pre-Closing Tax Period without the prior written consent of the Stockholders, which consent shall not be unreasonably withheld or delayed. In any event, the Buyer shall submit a copy of any such amendment to the Stockholders Representative at least thirty (30) days before filing it and shall incorporate all reasonable comments to such amendment made by the Stockholders Representative.
     (c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement (“Transfer Taxes”) will be borne and paid by the Stockholders when due, and the Stockholders, at their own expense, will cause to be filed all necessary Returns and other documentation with respect to all such Transfer Taxes.
     (d) Cooperation. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, Straddle Periods and Post-Closing Tax Periods, the Buyer and the Company, on the one hand, and the Stockholders, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours (upon reasonable prior notice) of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.
     (e) Controversies and Audits. The Buyer shall notify the Stockholders Representative upon receipt by the Buyer or any Affiliate of the Buyer of any notice of any inquiries, assessments, proceedings or similar events received from any Governmental Authority with respect to Taxes of the Company for which the Stockholders would be required to indemnify the Buyer, the Company or any their Affiliates pursuant to Section 5.6(a) above (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). The Stockholders, at their expense, shall have the right to represent the interests of the Company before the relevant Governmental Authority with respect to any Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided that, the Stockholders shall (i) keep the Buyer reasonably informed with respect to the commencement, status and nature of any Tax Matter, (ii) in good faith, allow the Buyer to consult with them regarding the conduct of or positions taken with respect to any such Tax Matter, and (iii) not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Company, the Buyer or any of the Buyer’s Affiliates for any Post-Closing Tax Period or Post-Closing Straddle Period, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.
     (f) Miscellaneous. Except as otherwise required by Law, the Buyer shall not, without the prior consent of the Stockholders (which consent shall not be unreasonably withheld or delayed), make, or cause or permit to be made, any Tax election, or adopt or change any method of accounting, or except as provided in Section 5.6(e) above, undertake any other extraordinary action on or after the Closing, that would reasonably be expected to adversely affect the Tax liability of the Company or any Stockholder for any Pre-Closing Tax Period.
     Section 5.7 Preservation of Records. The Buyer and the Stockholders agree that each of them shall preserve and keep the records held by them relating to the Company in respect of periods ending on or prior to Closing for a period of seven (7) years from the Closing and shall make such records and personnel available to the other as may be reasonably required by such Party, including by providing
Atlanta MDS Co., Inc.

reasonable access during regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law, in connection with, among other things, regulatory filings, insurance claims, legal proceedings or tax audits against or governmental investigations of the Company, the Buyer, the Stockholders or any of their Affiliates or in order to enable the Buyer or the Stockholders to comply with their respective obligations under this Agreement and each other Transaction Document. Each of the Buyer and the Stockholders shall be entitled, at its expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 5.7. Notwithstanding the foregoing, if the Buyer or the Stockholders wish to destroy such records at any time during such seven (7)-year period, then such Party shall first give ninety (90) days’ prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within such ninety (90)-day period, to take possession of the records within 180 days after the date of such notice.
     Section 5.8 Publicity. Neither the Buyer nor the Stockholders shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer or the Stockholders, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which a Party or any Affiliate lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the timing and content thereof.
     Section 5.9 Further Assurances. From and after the Closing, at the request of the Buyer, each Stockholder shall execute and deliver or cause to be executed and delivered to the Buyer such other agreements or instruments, in addition to those required by this Agreement, as the Buyer may reasonably request, in order to implement the Transactions. From and after the Closing, at the request of the Stockholders Representative, the Buyer shall execute and deliver or cause to be executed and delivered to the Stockholders Representative for the benefit of the Stockholders, such other agreements or instruments, in addition to those required by this Agreement, as the Stockholders Representative may reasonably request, in order to implement the Transactions.
ARTICLE VI: TERMINATION
     Section 6.1 Termination. This Agreement may be terminated and the Transactions thereby abandoned at any time prior to the Closing: (a) by mutual written consent of the Buyer and the Stockholders Representative; (b) by the Buyer, by written notice to the Stockholders Representative, if the Closing has not occurred within twelve (12) months after the Effective Date (provided that the Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement); (c) by the Stockholders Representative, by written notice to the Buyer, if the Closing has not occurred within twelve (12) months after the Effective Date (provided that none of the Stockholders is then in material breach of any of its representations, warranties or covenants contained in this Agreement); (d) by the Buyer, by written notice to the Stockholders Representative, or by the Stockholders Representative, by written notice to the Buyer, if any Governmental Authority that is required to Consent to the Transactions, denies such Consent in writing and, despite the Parties’ efforts pursuant to Section 5.2 and Section 5.3, the applicable period to seek reconsideration of such denial expires without obtaining a reversal thereof; (e) by the Buyer, by written notice to the Stockholders Representative, if any Stockholder is in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, and such breach remains uncured for thirty (30) days following written notice by the Buyer to the Stockholders Representative, which notice reasonably describes the breach; or (f) by the Stockholders Representative, by written notice to the Buyer, if the Buyer is in material breach of any of its representations, warranties, covenants or agreements set forth in
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this Agreement, and such breach remains uncured for thirty (30) days following written notice by the Stockholders Representative to the Buyer, which notice reasonably describes the breach. In the case of termination pursuant to the preceding clauses (b) or (c), the other Party, by written notice to the terminating Party given within ten (10) days after receipt of the termination notice (and provided that such extending Party is not then in material breach of any of its representations, warranties or covenants contained in the Agreement), may nonetheless extend the effectiveness of this Agreement for up to an additional four (4) months if the only closing condition(s) set forth in Section 3.4(a) not then satisfied are those sets forth in clauses (i) and/or (iv) thereof.
     Section 6.2 Effect of Termination. In the event of a valid termination of this Agreement on or before the Closing, this Agreement shall become null and void and of no further force and effect and no Party shall have any liability or further obligation to the other Parties or any other Person, except that nothing herein will relieve any Party from liability for any breach by such Party of this Agreement.
ARTICLE VII: REMEDIES
     Section 7.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing and shall expire at such time (the “Expiration Date”); provided that (a) the Expiration Date for any Claim relating to a breach of the representations and warranties set forth in Section 4.2(h) will be as set forth in Section 5.6, (b) there will be no Expiration Date for any Claim relating to a breach of the representations and warranties set forth in Section 4.1 or Section 4.2(b), (c) the Expiration Date for any Claim relating to a breach of the representations and warranties set forth in Section 4.2(i) will be the three (3)-year anniversary of the Closing (the representations and warranties referred to in the foregoing clauses (a) and (b) and in this clause (c) being referred to herein as the “Fundamental Representations”), and (d) any Claim pending on any Expiration Date for which a notice has been given in accordance with Section 7.4 or Section 7.5 below on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Stockholders and the Buyer contained in this Agreement will survive after the date of this Agreement until performed in accordance with their terms, unless and to the extent only that non-compliance with covenants or agreements is waived in writing by the Party entitled to such performance. No claims for a breach of covenant or other agreement set forth in this Agreement may be made or brought by any Party after the expiration of the applicable statute of limitations period, unless a different expiration date is specifically provided for herein.
     Section 7.2 Stockholders’ Indemnification Obligations. The Stockholders, jointly and severally, shall indemnify and hold harmless the Buyer, the Company, their respective Affiliates, all of their respective Representatives, and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages based upon, attributable to or resulting from: (a) a breach of any representation or warranty of the Stockholders set forth in this Agreement or in any other Transaction Document (provided that, with respect to the representations and warranties set forth in Section 4.1 above, each Stockholder shall only be severally liable for indemnification with respect to its own breaches); (b) a breach of any covenant or other agreement on the part of the Stockholders under this Agreement or under any other Transaction Document; or (c) any Selling Expenses.
     Section 7.3 Buyer’s Indemnification Obligations. The Buyer shall indemnify and hold harmless the Stockholders, their respective Affiliates, all of their respective Representatives, and their respective successors and assigns from and against any and all Damages based upon, attributable to or resulting from: (a) a breach of any representation or warranty of the Buyer set forth in this Agreement or in any other Transaction Document; (b) a breach of any covenant or other agreement on the part of the Buyer under this Agreement or under any other Transaction Document; or (c) any operations of the Company relating solely to periods after the Closing.
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     Section 7.4 Third Party Claims.
     (a) In the event of any Claim by a third Person, the indemnified Party shall reasonably and promptly notify the indemnifying Party of such Claim (a “Claim Notice”) once the indemnified Party has knowledge of it. The indemnifying Party shall have the right, at its sole option and expense, to control the defense of the Claim and to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder; provided that the indemnifying Party shall not, without the consent of the indemnified Party (which consent, as it relates to clause (iii) below, shall not be unreasonably withheld or delayed), enter into any settlement, compromise or discharge of a Claim that by its terms (i) includes injunctive or other non-monetary relief that adversely affects the indemnified Party in any material respect, (ii) does not release the indemnified Party completely in connection with such Claim, or (iii) would otherwise adversely affect the indemnified Party in any material respect. If the indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Claim so requires) after receipt of the Claim Notice, notify the indemnified Party of its intent to do so. If the indemnifying Party shall assume the defense of any Claim, the indemnified Party may participate, at its own expense, in the defense of such Claim; provided that such indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the indemnifying Party if (A) so requested by the indemnifying Party to participate or (B) in the reasonable opinion of counsel to the indemnified Party, a conflict or potential conflict exists between the indemnified Party and the indemnifying Party that would make such separate representation advisable; and provided, further, that the indemnifying Party shall not be required to pay for more than the reasonable costs incurred for one such counsel for all indemnified Parties in connection with any Claim.
     (b) If the indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified Party of its election as herein provided or disputes its obligation to indemnify the indemnified Party for such Damages under this Agreement, the indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim; provided that the indemnified Party shall not, without the consent of the indemnifying Party, enter into any settlement, compromise or discharge of a Claim that by its terms includes injunctive or other non-monetary relief that adversely affects the indemnifying Party in any material respect. If the indemnified Party defends any Claim, then the indemnifying Party shall reimburse the indemnified Party for the Damages, including the reasonable expenses incurred by the indemnified Party in defending such Claim upon submission of periodic invoices or other substantiation.
     (c) The Parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any Claim by a third Person.
     (d) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified Party and the indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified Party shall forward to the indemnifying Party notice of any sums due and owing by the indemnifying Party pursuant to this Agreement with respect to such matter.
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     (e) The failure of the indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying Party’s obligations with respect thereto (provided such notice is given prior to any applicable Expiration Date) except to the extent that the indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.
     Section 7.5 Other Claims. Any indemnifiable Claim hereunder that is not a Claim by a third Person shall be asserted by the indemnified Party by promptly delivering written notice thereof (including the basis of the Claim and the amount or estimated amount thereof, if known and quantifiable) to the indemnifying Party after the indemnified Party becomes aware of such Claim. The failure of the indemnified Party to give reasonably prompt notice of any Claim (provided such notice is given prior to any applicable Expiration Date) shall not release, waive or otherwise affect the indemnifying Party’s obligations with respect thereto except to the extent that the indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. If the indemnifying Party or the Stockholders Representative, as applicable, does not respond to such notice within thirty (30) days after its receipt, it shall have no further right to contest the validity of such Claim.
     Section 7.6 Limitations on Indemnification.
     (a) Notwithstanding anything to the contrary set forth in this Article VII, the Stockholders shall only be liable to the Buyer Indemnified Parties in respect of any Damages pursuant to Section 7.2(a) of this Agreement only when, and only for any amounts by which, the aggregate amount of all such Damages to which all Buyer Indemnified Parties are entitled to indemnification hereunder exceed $25,000 (the “Indemnity Deductible”), at which point the Stockholders shall be liable only for the amount of Damages in excess of the Indemnity Deductible, provided that, the obligation of the Stockholders to indemnify any Buyer Indemnified Party in respect of any Damages resulting from a breach of any Fundamental Representation or from any Claim based on fraud shall not be subject to, or count against, the Indemnity Deductible.
     (b) Notwithstanding anything to the contrary set forth in this Article VII, the aggregate liability of the Stockholders for indemnification Claims pursuant to Section 7.2(a) of this Agreement will be limited to $4,000,000 (the “Indemnity Cap”), provided that, the obligation of the Stockholders to indemnify any Buyer Indemnified Party in respect of any Damages resulting from a breach of any Fundamental Representation or from any Claim based on fraud shall not be subject to, or count against, the Indemnity Cap.
     (c) Notwithstanding anything to the contrary set forth in this Article VII, no Stockholder shall be liable for Damages under Section 7.2(a) in an amount greater than such Stockholder’s Respective Portion of the Purchase Price, provided that, the limitation set forth in this Section 7.6(c) shall not apply to any such Damages resulting from any Claim based on the fraud of any such Stockholder.
     (d) The amount of the indemnification payable by any Stockholder hereunder to any Buyer Indemnified Party shall be reduced by any net cash proceeds actually received by the Company with respect to the underlying Claim under any third-party insurance policy maintained by the Company, in effect as of the Closing and identified on Schedule 4.2(i). Each indemnified Party agrees to make any reasonable claim under such insurance policies prior to seeking to recover any Damages under this Agreement, provided that, (i) an indemnified Party may provide notice to preserve its rights hereunder, and (ii) the Buyer shall be entitled to retain a portion of the Holdback Amount in accordance with Section 2.2 above until cash proceeds are received under such insurance policies or coverage is denied.
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     (e) Each Indemnified Party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any Claim.
     (f) Notwithstanding anything to the contrary in this Agreement, for purposes of this Article VII, no Indemnified Party will be entitled to recover for any consequential, incidental, indirect, special or punitive damages (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity) arising out of or relating to a breach or alleged breach hereof, except to the extent such Indemnified Party is liable to any third Person in respect thereof.
     (g) The Buyer acknowledges and agrees that no Stockholder shall have any liability under any provision of this Agreement for any Damages to the extent such Damages result from (i) actions taken by the Buyer or any of its Affiliates with respect to the License or any Contract entered into by the Buyer or any of its Affiliates with regard to the License, or (ii) any violation of Law by the Buyer or any of its Affiliates.
     Section 7.7 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification to the extent available under this Article VII. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution (except as among the Stockholders)), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Stockholders or the Buyer or their Affiliates, as the case may be, arising under or based upon any Law (including any such Law arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 7.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).
     Section 7.8 Other Indemnification Matters. Notwithstanding anything to the contrary set forth in this Article VII, (a) any indemnification obligations of the Stockholders, or any of them, shall first be offset against the Holdback Amount and, thereafter, the Stockholders will be liable for all indemnification obligations to the Buyer Indemnified Parties, subject to the limitations contained herein; (b) the Stockholders do not have any individual right to assert any Claim under this Article VII, and any and all Claims on behalf of the Stockholders may be brought only by the Stockholders Representative; and (c) any amounts paid pursuant to this Article VII shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.
ARTICLE VIII: MISCELLANEOUS
     Section 8.1 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof, except for the Letter of Intent to the extent specifically referenced herein.
     Section 8.2 Amendments and Waivers. Except as provided in Section 8.9, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by the Buyer and the Stockholders Representative or (in the case of
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a waiver) by the Party against whom the waiver is to be effective, and then only to the extent of such written amendment or waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 8.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Party(ies), which shall not be unreasonably withheld, conditioned or delayed, except that the Buyer may assign its rights (but not its obligations) under this Agreement to any of its Affiliates upon delivery of written notice to the Stockholders Representative. No such assignment shall release the Buyer from its obligations under this Agreement and the other Transaction Documents. If any corporate Stockholder shall dissolve after the Closing, the stockholders of such corporation (and their successors and assigns) shall be deemed to be the assignees of the rights and obligations of such corporate Stockholder under this Agreement and the other Transaction Documents, without requiring the consent of the other Party(ies).
     Section 8.4 No Third Party Beneficiaries. Except for any third Persons entitled to indemnification pursuant to Article VII above, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person that is not a Party hereto any rights or remedies under or by reason of this Agreement or the Transactions.
     Section 8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the Commonwealth of Virginia, without reference to the choice of law principles thereof.
     Section 8.6 Access; Limited Representations. Buyer acknowledges that it and its representatives have been permitted reasonable access to the books and records, facilities, equipment, Returns, Contracts and other properties and assets of the Company that it and its representatives have desired or requested to see or review, and that it and its representatives have had a reasonable opportunity to meet with the officers and directors of the Company to discuss the Company and its business and assets. The Buyer acknowledges that none of the Stockholders, any of the officers or directors of the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and its business and assets furnished or made available to the Buyer and its representatives, except as expressly set forth in this Agreement or any other Transaction Document. The Buyer acknowledges that, except for the representations and warranties contained in Section 4.1 and Section 4.2 of this Agreement or in any other Transaction Document, neither the Stockholders nor any other Person has made, and the Buyer has not relied on, any other express or implied representation or warranty by or on behalf of the Stockholders, and the Buyer will make no Claim with respect thereto.
     Section 8.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the Parties shall bear their respective expenses (including all compensation and expenses of counsel, financial advisors, consultants and other professionals) incurred in connection with this Agreement and the Transactions. As among the Stockholders, unless otherwise agreed among the Stockholders, each Stockholder shall bear its respective expenses (including all compensation and expenses of counsel, financial advisors, consultants and other professionals) incurred in connection with this Agreement and the Transactions.
     Section 8.8 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) upon delivery, if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a
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printout of the tracking information of a courier service that made such delivery), (b) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below; or (c) the next business day if sent by overnight delivery via a reliable express delivery service:
If to the Buyer, to:
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Vice President, Spectrum Development
Phone: (703) 433-4000
Facsimile: (703) 433-4483
With a copy (that shall not constitute notice) to:
Sprint Nextel Corporation
Legal Department
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Spectrum Management
Phone: (703) 433-4000
Fax: (703) 592-7370
and to:
Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215-2673
(For U.S. Mail: P.O. Box 165017, Columbus, Ohio 43216-5017)
Attention: Jeffrey D. Litle, Esq.
Phone: (614) 281-3939
Facsimile: (614) 461-4198
If to the Stockholders or the Stockholders Representative, to:
c/o Billy J. Parrott
276 Fifth Avenue, Suite 301
Phone: (212) 292-5595
Facsimile: (212) 292-5599
With a copy (that shall not constitute notice) to:
Friedman Kaplan Seiler & Adelman, LLP
1633 Broadway
New York, New York 10019-6708
Attention: Barry A. Adelman, Esq.
Phone: (212) 833-1107
Facsimile: (212) 373-7907
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     Any Party may change its address or facsimile number for the purposes of this Section 8.8 by giving notice as provided herein.
     Section 8.9 Stockholders Representative.
     (a) Each Stockholder hereby appoints the Stockholders Representative as its agent and attorney-in-fact, with full power and authority to represent each Stockholder and such Stockholder’s successors and assigns with respect to all matters arising under this Agreement and each other Transaction Document; provided that, the Stockholders Representative will not be entitled to take any action with respect to any particular Stockholder without the consent of such Stockholder where such action would (i) reduce the Purchase Price, (ii) reduce such Stockholder’s Respective Portion of the Purchase Price or the Holdback Amount, (iii) increase the Holdback Amount, (iv) increase the liability of such Stockholder under this Agreement or the other Transaction Documents or otherwise materially and adversely affect such Stockholder disproportionately to the other Stockholders, (v) amend the provisions of Article VII above or this Section 8.9, or (vi) agree to the extension of any time period set forth in this Agreement; and provided, further, that in any instance where a Stockholder is or may be severally liable under this Agreement or the other Transaction Documents, only such Stockholder (or its successors and assigns) shall have the power and authority to take action with respect such matter. In addition, the Stockholders Representative shall have no authority to execute or deliver the documents, certificates or agreements required to be executed and/or delivered by each Stockholder pursuant to Section 3.2 hereof. Subject to the foregoing limitations and the Contribution Agreement referred to in Section 8.14 below, the Stockholders Representative shall have full power and authority, on behalf of each Stockholder and such Stockholder’s successors and assigns, to interpret the terms and provisions of this Agreement and each other Transaction Document, to dispute or fail to dispute any Claim under this Agreement or any other Transaction Document, to negotiate and compromise any dispute that may arise under this Agreement or any other Transaction Document and to sign any releases or other documents with respect to any such dispute; provided that the Stockholders Representative shall not, without the consent of all the affected Stockholders (which consent shall not be unreasonably withheld or delayed), enter into any settlement, compromise or discharge of a Claim that by its terms (1) includes injunctive or other non-monetary relief that adversely affects a Stockholder in any material respect, (2) does not release the Stockholders completely in connection with such Claim, or (3) would otherwise adversely affect a Stockholder disproportionately to the other affected Stockholders. Notwithstanding the foregoing, any Stockholder may participate, at its own expense, in the defense of any Claim or dispute arising hereunder.
     (b) Notwithstanding the foregoing, the Buyer shall be entitled to rely on any actions taken by the Stockholders Representative as the actions of all of the Stockholders as if expressly ratified and confirmed in writing by each of them, and no Stockholder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Stockholders Representative.
     (c) If, for any reason, the Stockholders Representative named in this Agreement is unable to serve as such, or while serving as such he or she resigns, the Stockholders holding at least a majority of the Shares immediately prior to the Closing will select in writing a substitute Stockholders Representative, who must be (i) one of the individuals identified as an officer or director of the Company on Schedule 4.2(i), or (ii) an individual who is otherwise reasonably familiar with the Transactions and the operations of the Company. Upon selection of any substitute Stockholders Representative, the Stockholders will provide prompt written notice thereof to the Buyer. If, for any reason, there is no Stockholders Representative at any time, all references in this Agreement to the Stockholders Representative will be deemed to refer to the Stockholders holding at least a majority of the Shares immediately prior to the Closing.
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     (d) In performing any of his or her duties under this Agreement or upon the claimed failure to perform his or her duties under this Agreement, the Stockholders Representative will not be liable to the Stockholders or the Buyer or any of its Affiliates for any Damages that the Stockholders or the Buyer or any such Affiliates may incur as a result of any act, or failure to act, by the Stockholders Representative under this Agreement, except to the extent that a court of competent jurisdiction finally determines that such Damages were the result of the gross negligence or willful misconduct of the Stockholders Representative. The limitation of liability provisions of this Section 8.9(d) shall survive the termination of this Agreement and any resignation or other termination of the Stockholders Representative.
     Section 8.10 Invalidity. In the event that any of the provisions contained in this Agreement or in any other Transaction Document, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Transaction Document and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is impaired thereby.
     Section 8.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The phrase “knowledge of the Stockholders” or words of similar import means the knowledge of any of the officers or directors of the Company identified in Schedule 4.2(i) or of the officers or directors of any Stockholder, in each case, obtained or obtainable after reasonable investigation. All references to “true and complete” copies of specified documents, means true and complete copies of such documents, together with all material notices, waivers, amendments, modifications and supplements thereto. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 8.12 Specific Performance. The Stockholders acknowledge that the Company and its assets (including each License) are unique and that the Stockholders’ failure to perform this Agreement will cause the Buyer irreparable damage and injury which cannot be reasonably or adequately compensated for in damages in an action at law. Therefore, the Buyer will be entitled, as a matter of right, to require of the Stockholders, specific performance of all of their respective obligations under this Agreement, without a showing of irreparable harm beyond the concession of the Stockholders in this Section 8.12, or proof of specific monetary or other damages, but without waiving any right to money or other damages, and to obtain injunctive and other equitable relief in any court of competent jurisdiction to prevent the violation or threatened violation of any of the provisions of this Agreement. Each Stockholder acknowledges that the provisions of this Section 8.12 constitute an essential element of this Agreement, without which this Agreement would not have been executed by the Buyer.
     Section 8.13 Signatures. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     Section 8.14 Termination. Effective at the Closing, the Stockholders agree that any written or oral agreements between or among any two or more or all of them or the Company relating to the Shares or the Company (except for (a) this Agreement, (b) the other Transaction Documents and (c) that certain Contribution Agreement, dated as of the Effective Date, by and among the Stockholders) shall be terminated and of no further force or effect.
[this space left blank intentionally — signature page immediately follows]
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     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

Buyer:

SPRINT NEXTEL CORPORATION

By:	/s/ Christopher T. Rogers

Name:	Christopher T. Rogers

Title:	SVP, Corporate Development and Spectrum Group

Stockholders:

PRIVATE NETWORKS, INC.		MULTIPOINT INFORMATION SYSTEMS, INC.

By:	/s/ Billy J. Parrott	By:	/s/ Irwin Jacobs

Name:	Billy J. Parrott	Name:	Irwin Jacobs
Title:	President	Title:	President

BROADCAST DATA CORP.		BELL INDUSTRIES, INC. (successor-in-interest to SkyTel, Inc.).

By:	/s/ James E. Lindstrom	By:	/s/ Kevin J. Thimjon

Name:	James E. Lindstrom	Name:	Kevin J. Thimjon
Title:	President	Title:	EVP & Chief Financial Officer

Stockholders Representative:

/s/ Billy J. Parrott

Billy J. Parrott, in his capacity as the Stockholders Representative under this Agreement
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SCHEDULE A
License Information

CALL SIGN	MARKET	ST	LICENSEE	GROUP	$ ALLOCATION
—
WGW309	Altanta	GA	Atlanta MDS Co., Inc.	BRS2	9,351,186

TOTAL					9,351,186